Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
OVERSTOCK.COM, INC.

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Overstock.com, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE I thereof and inserting the following in lieu thereof:

“ARTICLE I

The name of this corporation is Beyond, Inc. (hereinafter, the “Corporation”).”

2.           The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (and, pursuant to Section 242(b)(1), no vote of the stockholders of the Corporation was required to adopt such amendment).

3.           This Certificate of Amendment shall become effective at 7:00 a.m. (Eastern Time) on November 6, 2023.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 30th day of October, 2023.

OVERSTOCK.COM, INC.

By:	/s/ E. Glen Nickle
Name: E. Glen Nickle
Title: Chief Legal Officer & Corporate Secretary